Exhibit 99.1

EARNINGS RELEASE

Media & Investor Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com

IntercontinentalExchange Reports Record 2009 Revenues, Net Income and
Operating Cash Flow; Record Quarterly Revenues in 4Q09

•	4Q09 Revenues Up 24% to $257 MM; 2009 Revenues Up 22% to $995 MM
•	4Q09 Operating Income Up 27% to $124 MM; 2009 Operating Income Up 4% to $513 MM
•	4Q09 Diluted EPS of $1.13; 2009 Diluted EPS of $4.27
•	Over $5.5 Trillion in CDS Cleared since March 2009

ATLANTA, GA (February 10, 2010) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported record consolidated revenues of $257 million in the fourth quarter of 2009, an increase of 24% from fourth quarter 2008 revenues of $207 million. Consolidated net income attributable to ICE for the fourth quarter grew 72% to $84 million from $49 million in the prior fourth quarter. Diluted earnings per share (EPS) in the fourth quarter were $1.13, up 69% from fourth quarter 2008 diluted EPS of $0.67.

For the year ended December 31, 2009, ICE reported its sixth consecutive record year of consolidated revenues totaling $995 million, up 22% compared to 2008 revenues of $813 million. Consolidated 2009 net income attributable to ICE increased 5% to a record $316 million from $301 million in 2008, and diluted EPS increased 2% to $4.27 from $4.17. Consolidated cash flow from operations grew 30% to a record $487 million in 2009.

During the years ended December 31, 2009 and 2008, including during the fourth quarters of 2009 and 2008, certain items were included in ICE’s operating results that management believes are not indicative of its operating performance. For the year ended December 31, 2009, consolidated adjusted net income attributable to ICE excluding these items was $334 million, up 7% from $312 million in 2008. For the fourth quarter of 2009, consolidated adjusted net income attributable to ICE excluding these items was $84 million, an increase of 39% versus the prior fourth quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income attributable to ICE.

“ICE executed on its strategic and financial objectives with focus, speed and discipline in 2009,” said Scott Hill, ICE CFO. “We delivered record financial performance and completed the integration of Creditex and The Clearing Corporation to deliver CDS clearing, while maintaining best-in-class technology, growing our core business, investing in future growth and strengthening our growth- and customer-focused company culture.”

ICE Chairman and CEO Jeffrey C. Sprecher said: “ICE’s consistently strong performance, regardless of market conditions, is a result of our unwavering focus on our core markets, and on opportunities to expand our business to serve the evolving needs of our customers. In 2002, ICE took a leadership role in developing OTC clearing for the energy markets, and in 2009 we again led in developing a complete CDS clearing business. With a global footprint across trade execution, processing and clearing, ICE will continue to innovate and extend its risk management services, while creating value for our shareholders.”

Fourth Quarter 2009 Results
Consolidated revenues grew 24% to $257 million in the fourth quarter of 2009, compared to $207 million in the fourth quarter of 2008. Quarterly consolidated transaction and clearing fee revenues increased 29% to $229 million, from $178 million in the fourth quarter of 2008. The increase in transaction and clearing fee revenues was driven primarily by strong trading volume in ICE’s futures and OTC energy segments, new products, and the addition of credit derivatives execution, processing and clearing.

Transaction and clearing fee revenues in ICE’s futures segment totaled $102 million in the fourth quarter, an increase of 19% from $86 million in the same period of 2008. Consolidated average daily volume in ICE’s futures segment in the fourth quarter was 1,048,501 contracts, up 13% from the same period of 2008.

Transaction and clearing fee revenues in ICE’s global OTC segment increased 37% to $127 million in the fourth quarter of 2009, compared to $92 million for the comparable period in 2008. Average daily commissions (ADC) for ICE’s OTC energy business were $1.3 million in the fourth quarter, an increase of 53% from $872,440 in the fourth quarter of 2008. Cleared contracts accounted for 97% of OTC energy contract volume during the fourth quarter of 2009, compared to 95% in the fourth quarter of 2008. In ICE’s credit derivatives business, fourth quarter revenues totaled $39 million, comprised of $29 million from Creditex and $10 million from credit default swaps (CDS) clearing.

Fourth quarter 2009 consolidated market data revenues were $25 million, compared to $27 million in the same period of 2008.

Consolidated operating expenses increased 21% to $133 million in the fourth quarter, compared to $110 million in fourth quarter of 2008. This increase is primarily attributable to an $11 million increase in expenses related to credit derivatives execution, processing and clearing. ICE also incurred additional compensation expense of $5 million in the quarter relating to increased employee bonuses due to very strong fourth quarter performance that enabled ICE to further exceed its Board-established financial targets for 2009. As included in previous guidance, ICE also recorded $10 million in severance and tax-related expenses that are not indicative of its operating performance.

Also during the fourth quarter of 2009, ICE recorded an additional $11 million in non-operating income related to cost method investments, including the disposition of its stake in LCH.Clearnet.

Consolidated operating income grew 27% to $124 million, compared to $97 million in the fourth quarter of 2008. Operating margin was 48%, compared to 47% in the prior fourth quarter. Adjusted for the aforementioned items, adjusted operating income for the fourth quarter of 2009 was $133 million, up 37%, and adjusted operating margin was 52%. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted operating income.

The effective tax rate for the quarter was 35.9%, compared to 39.8% for the fourth quarter of 2008. The decline in the tax rate was primarily due to the impact of the NCDEX impairment charge and additional foreign tax credits.

Full-Year 2009 Results
For the year ended December 31, 2009, consolidated revenues were $995 million, an increase of 22% from $813 million in 2008. Consolidated transaction and clearing revenues rose 28% to $884 million in 2009 from $693 million in 2008. The growth in transaction and clearing revenues was driven primarily by new clearing houses, new products, strong trading volume in ICE’s futures and global OTC segments, an increase in the number of participants in ICE’s markets, and the acquisition of Creditex.

Transaction and clearing revenues in ICE’s consolidated futures segment totaled $410 million in 2009, up 17% from $352 million in 2008. Volume in ICE’s consolidated futures segment, comprising ICE Futures Europe, ICE Futures U.S. and ICE Futures Canada, rose 11% over 2008, reaching a record 262 million contracts. ADV in 2009 was 1,035,887 contracts, crossing one million contracts for the first time.

Transaction and clearing revenues in ICE’s global OTC segment increased 39% to $475 million in 2009 from $342 million in 2008. ADC for ICE’s OTC energy business increased 8% to a record $1.20 million in 2009, compared to $1.12 million in 2008, and represented the sixth consecutive year of record ADC. Cleared contracts accounted for 96% of OTC energy contract volume throughout 2009, compared to 91% during 2008. Revenues from ICE’s CDS businesses, both execution and clearing, totaled $165 million in 2009, comprised of $134 million from Creditex and $31 million from global CDS clearing. To date, ICE's CDS clearing houses have cleared over $5.5 trillion in gross notional value, including $4.6 trillion during 2009.

Consolidated market data revenues of $102 million in 2009 were roughly flat compared to $103 million in 2008.

Consolidated operating expenses during 2009 were $482 million, an increase of 51% compared to $320 million in 2008. The increase was attributable to a $126 million increase in spending related to our credit execution, processing and clearing businesses, a $19 million increase related to the amortization of expenses related to our Russell agreement and $22 million in various other expenses in 2009 related to the acquisition of The Clearing Corporation (TCC), employee termination costs, certain state tax true-up items and costs incurred to vacate office space as detailed in the non-GAAP reconciliation.

Consolidated operating income for the full year was $513 million, an increase of 4% from $494 million in 2008. Operating margin was 52% for the year ended December 31, 2009, compared to 61% for the same period in 2008. Adjusted for the aforementioned items, full year adjusted operating income was $534 million, up 8%, and adjusted operating margin was 54%.

The effective tax rate for both 2009 and 2008 was 36.4%.

Consolidated cash flow from operations was $487 million, up 30% from $375 million in 2008. Capital expenditures for 2009 were $25 million, compared to $30 million in 2008. Capitalized software development costs totaled $20 million for the full year, compared to $18 million in 2008. Capital expenditures primarily related to the development and expansion of ICE’s trading, processing and clearing platforms, as well as expansion of ICE’s primary data center.

Unrestricted cash and short-term investments were $554 million as of December 31, 2009. At the end of 2009, ICE had $308 million in outstanding debt.

Guidance and Additional Information
•
ICE currently expects 2010 CDS clearing revenue in the range of $60 million to $80 million based upon assumptions relating to product roll outs, regulatory approvals, additional customers, founding member pricing structures and a gradual improvement in trading activity in the CDS market. After expenses and the 50% profit sharing with the former owners of TCC, ICE expects approximately 16% to 20% of the projected revenues to be recorded as net income. The non-controlling interest line item on ICE’s income statement reflects profits distributed to the former TCC owners.

•
ICE had 826 employees as of December 31, 2009. In 2010, headcount is expected to increase between 4% and 5% for the full year, excluding any personnel additions relating to merger and acquisition activity in 2010.

•
ICE reiterates its guidance for non-cash compensation expense in the range of $45 million to $49 million for 2010, assuming the achievement of certain Board-approved financial objectives “at target” levels.

•	ICE expects 2010 capital expenditures in the range of $25 million to $30 million, driven by continued investments in trading and clearing technology and data centers.
•
ICE expects depreciation and amortization for 2010 in the range of $110 million to $114 million, including $26 million related to the amortization of the exclusive Russell Index license and $35 million for the amortization of intangibles associated with prior acquisitions.

•	ICE expects interest expense in the range of $20 million to $25 million in 2010.
•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2010.
•
ICE's diluted share count for the first quarter of 2010 is expected to be in the range of 74.6 million to 75.2 million weighted average shares outstanding, and the diluted share count for fiscal year 2010 is expected to be in the range of 74.7 million to 75.7 million weighted average shares outstanding.

•	ICE’s Board has approved a $300 million share repurchase program, which replaces the $200 million remaining under the existing repurchase program.

Earnings Conference Call Information
ICE will hold a conference call today, February 10, at 8:30 a.m. ET to review its full year and fourth quarter 2009 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 378-4353 within the United States, or (719) 325-2223 from outside of the United States. To participate by telephone, please call ten minutes prior to the start of the call.

The call will be archived on the company's website for replay. A replay of the earnings call will also be available by telephone at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 5506749.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currencies and Russell Index markets. ICE® is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 55 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Trust, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, The Clearing Corporation, U.S. Dollar Index, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; changes in domestic and foreign regulations or government policy; increasing competition and consolidation in our industry; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; the success of our initiative to clear credit default swaps transactions; the success of our global clearing strategy; technological developments, including clearing developments; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under “Guidance and Additional Information”; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2011; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; our ability to develop new products and services; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; and our ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2009, which is expected to be filed with the SEC on February 10, 2010. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Statements of Income
(In thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Transaction and clearing fees, net	$884,473	$693,229	$229,172	$178,159
Market data fees	101,684	102,944	25,194	26,960
Other	8,631	16,905	2,188	2,141
Total revenues	994,788	813,078	256,554	207,260

Operating expenses:
Compensation and benefits	235,677	159,792	69,446	57,004
Professional services	35,557	29,705	9,649	6,716
Acquisition-related transaction costs	6,139	—	—	—
Selling, general and administrative	93,439	67,800	24,982	20,157
Depreciation and amortization	111,357	62,247	28,607	26,056
Total operating expenses	482,169	319,544	132,684	109,933
Operating income	512,619	493,534	123,870	97,327
Other income (expense):
Interest and investment income	1,961	11,536	708	2,394
Interest expense	(22,922)	(19,573)	(6,387)	(5,958)
Other income (expense), net	2,047	(12,001)	11,210	(12,607)
Total other income (expense), net	(18,914)	(20,038)	5,531	(16,171)
Income before income taxes	493,705	473,496	129,401	81,156
Income tax expense	179,551	172,524	46,409	32,301
Net income	$314,154	$300,972	$82,992	$48,855
Net loss attributable to noncontrolling interest	1,834	—	1,262	—
Net income attributable to IntercontinentalExchange, Inc.	$315,988	$300,972	$84,254	$48,855

Earnings per share attributable to
IntercontinentalExchange, Inc.
common shareholders:
Basic	$4.33	$4.23	$1.15	$0.68
Diluted	$4.27	$4.17	$1.13	$0.67
Weighted average common shares outstanding:
Basic	72,985	71,184	73,275	72,280
Diluted	74,090	72,164	74,510	73,465

Consolidated Balance Sheets
(In thousands)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$552,465	$283,522
Short-term restricted cash	81,970	30,724
Short-term investments	2,005	3,419
Customer accounts receivable, net	109,068	81,248
Margin deposits and guaranty funds	18,690,238	12,117,820
Prepaid expenses and other current assets	24,105	35,855
Total current assets	19,459,851	12,552,588
Property and equipment, net	91,735	88,952
Other noncurrent assets:
Goodwill	1,465,831	1,434,816
Other intangible assets, net	702,460	728,855
Long-term restricted cash	123,823	105,740
Long-term investments	23,492	3,065
Cost method investments	7,501	32,724
Other noncurrent assets	10,182	12,841
Total other noncurrent assets	2,333,289	2,318,041
Total assets	$21,884,875	$14,959,581

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$57,288	$49,663
Accrued salaries and benefits	52,185	41,096
Current portion of licensing agreement	15,223	12,686
Current portion of long-term debt	99,000	46,875
Income taxes payable	23,327	17,708
Margin deposits and guaranty funds	18,690,238	12,117,820
Other current liabilities	30,571	25,794
Total current liabilities	18,967,832	12,311,642
Noncurrent liabilities:
Noncurrent deferred tax liability, net	181,102	194,301
Long-term debt	208,500	332,500
Noncurrent portion of licensing agreement	73,441	82,989
Other noncurrent liabilities	20,353	24,901
Total noncurrent liabilities	483,396	634,691
Total liabilities	19,451,228	12,946,333
Redeemable stock put	—	1,068

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	776	765
Treasury stock, at cost	(349,646)	(355,520)
Additional paid-in capital	1,674,919	1,608,344
Retained earnings	1,049,125	732,752
Accumulated other comprehensive income	24,558	19,890
Total IntercontinentalExchange, Inc. shareholders’ equity	2,399,732	2,006,231
Noncontrolling interest in consolidated subsidiaries	33,915	5,949
Total equity	2,433,647	2,012,180
Total liabilities and equity	$21,884,875	$14,959,581

Non-GAAP Financial Measures and Reconciliation

ICE presents adjusted net income attributable to ICE, adjusted earnings per common share attributable to ICE, adjusted operating income and adjusted operating margin as additional information regarding our operating results. ICE uses these non-GAAP measures internally to evaluate the company's performance and in making financial and operational decisions. ICE believes that its presentation of these measures provides investors with greater transparency and supplemental data relating to its financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the charges identified below are unusual and infrequent and not representative of our historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in this press release and its Annual Report on Form 10-K, including ICE's consolidated financial statements and the notes thereto.

When viewed in conjunction with ICE's GAAP results and the accompanying reconciliation, ICE believes these adjusted measures provide a more complete understanding of factors affecting our business than GAAP measures alone. ICE management uses these measures to evaluate operating performance and management decisions made during the reporting period by excluding certain items that the company believes have less significance on, or do not impact, the day-to-day performance of the business. ICE's internal budgets are based on adjusted net income attributable to ICE and adjusted earnings per common share attributable to ICE, and the company reports these measures to its Audit Committee and its Board of Directors. In addition, adjusted net income attributable to ICE is one of the criteria considered in determining performance-based compensation. ICE understands that analysts and investors regularly rely on non-GAAP financial measures to assess operating performance. ICE uses these adjusted measures because they more clearly highlight trends in the business that may not otherwise be apparent when relying solely on GAAP financial measures, since they eliminate from the company's results specific financial items that have less bearing on ICE's operating performance.

The following table reconciles our net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per common share attributable to ICE for the periods presented below.

	Consolidated		Consolidated
	Year	Three Months	Year	Three Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2009	2008	2008
	(In thousands, except per share amounts)
Net income attributable to ICE	$315,988	$84,254	$300,972	$48,855
Add: NCDEX impairment costs	9,276	—	15,700	15,700
Add: Other cost method investment impairment costs	6,083	6,083	—	—
Add: TCC acquisition costs	6,139	—	—	—
Add: Lease termination costs	2,347	—	—	—
Add: Severance costs	6,788	3,886	—	—
Add: True up of certain state tax items	5,623	5,623	—	—
Add: Fixed asset disposals	633	—	—	—
Less: LCH.Clearnet gain on sale of stock	(17,172)	(17,172)	—	—
Add (Less): Effective tax rate expense (benefit) of adjustments	(2,056)	945	(4,477)	(4,477)
Adjusted net income attributable to ICE	$333,649	$83,619	$312,195	$60,078
Earnings per share attributable to ICE common shareholders:
Basic	$4.33	$1.15	$4.23	$0.68
Diluted	$4.27	$1.13	$4.17	$0.67
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$4.57	$1.14	$4.39	$0.83
Adjusted diluted	$4.50	$1.12	$4.33	$0.82
Weighted average common shares
outstanding:
Basic	72,985	73,275	71,184	72,280
Diluted	74,090	74,510	72,164	73,465

The following table reconciles our operating income to adjusted operating income and calculates adjusted operating margin for the periods presented below.

	Consolidated		Consolidated
	Year	Three Months	Year	Three Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2009	2008	2008
	(In thousands)

Total revenues	$994,788	$256,554	$813,078	$207,260

Operating income	$512,619	$123,870	$493,534	$97,327
Add: TCC acquisition costs	6,139	—	—	—
Add: Lease termination costs	2,347	—	—	—
Add: Severance costs	6,788	3,886	—	—
Add: True up of certain state tax items	5,623	5,623	—	—
Add: Fixed asset disposals	633	—	—	—
Adjusted operating income.	$534,149	$133,379	$493,534	$97,327

Operating margin	52%	48%	61%	47%

Adjusted operating margin	54%	52%	61%	47%

During the years ended December 31, 2009 and 2008, ICE recognized impairment losses related to its investment in the National Commodity and Derivatives Exchange of India (NCDEX) of $9 million and $16 million, respectively. During the year and three months ended December 31, 2009, ICE recognized a $17 million gain on the sale of our LCH.Clearnet cost method investment, incurred $6 million in write offs of two other cost method investments, recognized $6 million in various state tax true ups and also recognized $7 million in severance costs related  to our recent acquisitions. During the first three quarters of 2009, ICE also recognized $6 million in acquisition costs relating to The Clearing Corporation (TCC) acquisition and $3 million in costs relating to a lease termination and fixed asset disposals. Please refer to ICE’s Annual Report on Form 10-K, including ICE's consolidated financial statements and the notes thereto, for more information on these items.